UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2006

Insignia Solutions plc
(Exact name of Registrant as specified in its charter)

England and Wales	0-27012	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

51 East Campbell Avenue, Suite 130 Campbell, California 95008 United States of America
(Address of principal executive offices) (Zip code)

(408) 874-2600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 12, 2006, Mark McMillan, CEO and George Monk, CFO entered into revised employment agreements with Insignia Solutions plc (Insignia) with the following terms:

•
Mark McMillan and George Monk (the “Eligible Executives”) will each be entitled to a bonus of 4% (5% if paid in stock) of either the exit valuation or net proceeds to Insignia (if Insignia is, or substantially all of its assets are, sold to a third party) or, if Insignia is not sold and continues to operate as an independent company on June 30, 2007, 4% (5% if paid in stock) of Insignia’s average market capitalization during a week to be mutually agreed by Insignia and each Eligible Executive during the year following June 30, 2007. Bonuses will be paid as follows:

1.	3% of any cash funding of at least $3,000,000 brought into the company
2.	Up to $250,000 in cash (net of any payments under Item 1)
3.	At the discretion of the Board, the remainder (if any) to be paid in cash, or in fully tradable stock.
Any reduction in the bonus between payment dates will not require any refunds of previous bonus payments.

•
Should the company be acquired or otherwise experience a change in control while the Eligible Executives are active employees of the company and, at any time within twelve (12) months following the acquisition or change of control, their employment is terminated, or they are demoted or their responsibilities are otherwise reduced and they then resign from their position with the company, then on termination or resignation they will be entitled to immediate vesting of 100% of any unvested or unearned stock options previously granted and 12 months pay plus target bonus, and the company will pay premiums under COBRA for their then current coverage for the period of 12 months following departure.

In the event that any bonus or change of control payments hereunder would subject the recipient to excise tax under Section 280G of the U.S. Internal Revenue Code, then the amount of such payment may, at the election of each Eligible Executive be reduced to a lesser amount that can be paid that would result on an after-tax basis in the greatest net amount of bonus, severance or change of control payments to each Eligible Executive.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Insignia Solutions plc

Date: December 15, 2006	By:	/s/ Mark McMillan
Mark McMillan
Chief Executive Officer